Exhibit 10.22

February 27, 2003

Mr. Thos. E. Capps

Chairman and Chief Executive Officer

Dominion Resources, Inc.

Dear Tom:

Under an Employment Agreement with the Company dated September 30, 2002, you will receive a lifetime benefit under the Executive Supplemental Retirement Plan (ESRP). This letter clarifies the treatment of survivor benefits paid in connection with your lifetime ESRP in the event of your death. The Organization, Compensation and Nominating Committee of the Board of Directors approved this benefit at their meeting of April 16, 2002.

If you should die prior to your retirement from the Company, your beneficiary under the ESRP will receive a lump-sum cash payment equal to the vested lifetime benefit under the ESRP as if you retired on the date of your death.

If you should die following your retirement from the Company and you elected to receive your ESRP benefit in the form of a lifetime annuity, your beneficiary will receive a payment equal to the lifetime ESRP lump sum benefit (calculated at your retirement date) minus the total annuity payments paid from your retirement date to date of death.

Sincerely yours,

/s/ K.A. Randall

Kenneth A. Randall, Chairman

Organization, Compensation & Nominating Committee

Board of Directors